Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of RCM Technologies, Inc. and Subsidiaries of our report dated April 2, 2021, relating to our audit of the consolidated financial statements included in the Annual Report on Form 10-K of RCM Technologies, Inc. and Subsidiaries for the year ended January 2, 2021.

Macias, Gini & O’Connell LLP

Newport Beach, California

December 20, 2021